January 2011 Pricing Sheet No. 25 dated January 27, 2011 relating to Preliminary Terms No. 25 dated December 28, 2010 Registration Statement No. 333-169119 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Equities

Buffered PLUS Based on the S&P 500® Index due January 30, 2013
Buffered Performance Leveraged Upside SecuritiesSM

PRICING TERMS – January 25, 2011
Issuer:	Barclays Bank PLC
Maturity date:	January 30, 2013
Underlying index:	S&P 500® Index (the “Index”)
Aggregate principal amount:	$11,365,000

Payment at maturity per Buffered PLUS:	•	If the final index value is greater than the initial index value:
$10 + the leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
	•	If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:
$10
	•	If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:
($10 x the index performance factor) + $1.00

This amount will be less than the stated principal amount of $10. However, under no circumstances will the payment at maturity be less than $1.00 per Buffered PLUS at maturity. Any payment on the Buffered PLUS, including the minimum payment at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of the Issuer” in this pricing supplement.

Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Leveraged upside payment:	$10 x leverage factor x index percent increase
Leverage factor:	200%
Initial index value:	1,291.18
Final index value:	The closing level of the underlying index on the valuation date
Valuation date:	January 25, 2013, subject to postponement for certain market disruption events.
Buffer amount:	10%
Minimum payment at maturity:	$1.00 per Buffered PLUS (10% of the stated principal amount of the Buffered PLUS)
Maximum payment at maturity:	$11.814 per Buffered PLUS (118.14% of the stated principal amount).
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS (See “Commissions and Issue Price” below)
Pricing date:	January 25, 2011
Original issue date:	January 28, 2011 (3 business days after the pricing date)
CUSIP:	06740H195
ISIN:	US06740H1959
Listing:	We do not intend to list the Buffered PLUS on any securities exchange.
Selected dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Buffered PLUS	$10.00	$0.225	$9.775
Total	$11,365,000	$255,712.50	$11,109,287.50

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor. The lowest price payable by an investor is $9.9250 per Buffered PLUS. Please see “Syndicate Information” on page 8 for further details.

(2)

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.225 for each Buffered PLUS they sell. See “Supplemental Plan of Distribution.”

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT, PROSPECTUS AND INDEX SUPPLEMENT, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 25 dated December 28, 2010 Prospectus dated August 31, 2010 Prospectus Supplement dated August 31, 2010; and Index Supplement dated August 31, 2010

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue-Attn. US InvSol Support, New York, NY 10019.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.